Exhibit 99.1

NEWS RELEASE

Diversa Reports Financial Results for the Quarter

Ended March 31, 2004

SAN DIEGO, CA, April 21, 2004 – Diversa Corporation (Nasdaq: DVSA) today reported financial results for the quarter ended March 31, 2004. Revenues for the quarter ended March 31, 2004 were $11.8 million, compared to $8.0 million for the same period in 2003. The net loss for the quarter ended March 31, 2004 was $10.2 million, or $0.24 per share, compared to a net loss of $21.0, or $0.54 per share for the quarter ended March 31, 2003. At March 31, 2004, the Company had cash, cash equivalents, short-term investments, and receivables totaling $119.6 million.

The increase in revenues was primarily due to increases in grant revenue, research funding from collaborations, and new product-related revenue, including a commercialization milestone. Revenues have historically fluctuated from period to period and likely will continue to fluctuate substantially in the future based upon the timing and composition of funding under existing and future collaboration agreements and the expected ramp in product sales based upon new product introductions and regulatory approval timelines.

The decrease in the net loss for the quarter was primarily due to the $10.8 million acquired in-process research and development expense that was recorded in conjunction with the February 2003 Syngenta transactions.

Research and development expenses for the quarter were $17.7 million, compared to $14.8 million for the same period in 2003. This increase was primarily related to headcount and facility related costs as a result of the additional researchers that were hired from the Torrey Mesa Research Institute in conjunction with the February 2003 Syngenta collaboration. Additionally, outside service costs increased as a result of pre-clinical development expenses associated with the Company’s Sordarins antifungal program.

Selling, general and administrative expenses for the quarter ended March 31, 2004 were $3.2 million, compared to $2.8 million for the same period in 2003. These increases were primarily attributable to headcount-related costs to support the growth of the Company.

“As a result of commercialization efforts with our partners, we anticipate a considerable ramp in product-related revenue during the second half of 2004 based on increasing demand for our phytase products and anticipated commercialization of internal products,” stated Jay M. Short, Ph.D., President and Chief Executive Officer. “We continue to make significant progress towards achieving our collaborative goals for 2004, including signing a new pharmaceutical collaboration. We expect the next few years to be an exciting time for Diversa as we work to translate our research programs into additional high-value products that we will commercialize both independently and with collaborators to address the industrial, chemical, and agriculture markets.”

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel products from genes and gene pathways. Diversa is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with pharmaceutical applications, such as optimized monoclonal antibodies and orally active drugs, as well as enzymes and small molecules with agricultural, chemical, and industrial applications. In addition, Diversa has formed alliances and joint ventures with market leaders, such as BASF, Bayer Animal Health, The Dow Chemical Company, DuPont Bio-Based Materials, Givaudan Flavors Corporation, GlaxoSmithKline plc, Invitrogen Corporation, and affiliates of Syngenta AG. Additional information is available at Diversa’s website: www.diversa.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to fluctuating revenues under existing and future collaboration agreements, expected product sales from new products introductions, product-related revenue during the second half of 2004, demand for the Company’s phytase products, the commercialization of the Company’s internal products, including the timing for commercialization, the achievement of the Company’s collaborative goals for 2004, including the signing of a pharmaceutical collaboration in 2004, the Company’s ability to translate its research programs into additional products that the Company expects to deliver both independently and through collaborators, and the financial guidance provided below, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with the Company’s new and uncertain technologies, risks associated with the Company’s dependence on patents and proprietary rights, risks associated with the Company’s protection and enforcement of its patents and proprietary rights, the Company’s dependence on existing collaborations and its ability to achieve milestones under existing and future collaboration agreements, the ability of the Company to commercialize products using the Company’s technologies, the development or availability of competitive products or technologies, the future ability of the Company to enter into and/or maintain collaboration and joint venture agreements, and the Company’s ability to identify acquisition candidates and consummate strategic acquisitions. These factors and others are more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

Selected Financial Information

Condensed Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Revenues:
Collaborative revenue	$8,787	$7,291
Grant revenue	2,199	483
Product-related revenue	811	236

Total revenues	11,797	8,010
Expenses:
Cost of goods sold	558	125
Research and development	17,676	14,843
Write-off of acquired in-process research and development	—	10,758
Selling, general and administrative	3,228	2,771
Amortization of acquired intangible assets	650	300
Non-cash, stock-based compensation	—	67

Total operating expenses	22,112	28,864
Loss from operations	(10,315)	(20,854)
Interest and other income, net	160	704
Equity in loss of joint venture	—	(830)

Net loss	$(10,155)	$(20,980)

Basic and diluted net loss per share	$(0.24)	$(0.54)
Weighted average shares used in computing basic and diluted net loss per share	43,123	38,559

Condensed Balance Sheet

(in thousands)

	March 31, 2004 (unaudited)	December 31, 2003

Cash, cash equivalents and short-term investments	$116,399	$127,483
Accounts receivable	3,185	5,416
Other current assets	3,061	1,459
Property and equipment, net	30,939	32,123
Other assets	53,961	54,842

Total assets	$207,545	$221,323

Current liabilities	$15,401	$18,435
Deferred revenue	10,282	11,314
Long-term liabilities	9,298	10,131
Stockholders’ equity	172,564	181,443

Total liabilities and stockholders’ equity	$207,545	$221,323

Second Quarter Financial Guidance

The following statements are forward-looking, and actual results may differ materially. Please see page 2 of this press release for a description of certain risk factors and Diversa’s annual report on file with the Securities and Exchange Commission for a more complete description of risks. The Company will not provide any further material guidance on analysts’ financial models beyond the information provided in this press release.

Below is detailed financial guidance for the second quarter of 2004. For the full year 2004, our revenue guidance is approximately $70 million, and our net loss guidance is $33 million, or $0.77 per share. The full year revenue guidance includes over $10 million of product-related revenue, which consists of Diversa product sales, manufacturing revenue, as well as royalties and profit sharing on products sold by our partners. Beginning in the second half of 2004, we expect our gross margins to increase steadily over the next several years as a result of scale efficiencies and anticipated increases in royalties and profit sharing. Our full year guidance also reflects our expectation of funding from new collaborations and grants and the achievement of research milestones. Our full year cash burn is expected to be $30 million.

(in millions, except per share data)

(unaudited)

Q2
Total revenues (which includes $1.0 million of product-related revenue)	$12.5
Cost of goods sold	0.8
Research & development	20.0
Selling, general & administrative	3.1
Amortization of intangible assets	0.7

Total operating expenses	24.6
Loss from operations	(12.1)
Interest and other income, net	0.1

Net loss	$(12.0)

Net loss per share	$(0.28)
Weighted-average shares	43.2

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Contacts:

Hillary Theakston

Investor Relations

(858) 526-5121